OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the 11th day of February 2023 (the "**Effective Date**")

BETWEEN:

ATACAMA RESOURCES INTERNATIONAL INC., a corporation registered under the Canada Business Corporations Act (the "**Optionee**")

AND:

FRED KIERNICKI (the "Optionor)

WHEREAS:

A. The Optionor is the registered and beneficial owner of certain mining claims as set out in Schedule "A" attached hereto located in Ontario, Canada (collectively, the "**Property**").

B. The Optionor have agreed to grant to the Optionee the sole and exclusive option to acquire up to an undivided 100% interest in and to the Property and the Optionee desires to obtain the option on the terms and subject to the conditions described herein.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1. **DEFINITIONS AND INTERPRETATION**

1.1 For the purposes of this Agreement:

(a) **"Affiliate"** means any person, partnership, joint venture, corporation or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b) **"Affected Party"** has the meaning ascribed to such term in Section 15.1;

(c) **"Agreement"** means this Option Agreement, including any amendments and modifications hereof, and all schedules, which are incorporated herein by this reference;

(d) **"Business Day"** means any day, other than a Saturday or Sunday, on which banks in Timmins, Ontario, Canada are open for commercial banking business during normal banking hours;

(e) **"Disclosing Party"** has the meaning ascribed to such term in Section 9.1;

(f) **"Effective Date"** means the date first noted above;

(g) **"Eligible Work"** means Canadian exploration expenses that are general described in paragraph (f) of subsection 66.1(6) of the federal *Income Tax Act*. Including, but not necessarily limited to, costs related to prospecting and carrying out geological, geophysical, or geochemical surveys conducted from or above the surface of the earth in searching for, but not limited to, a base-metal or precious-metal deposit are eligible expenses for Mineral Exploration Tax Credit treatment.

(h) **"Encumbrance"** means any encumbrance of any kind whatever (registered or unregistered) and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, security under Section 426 or Section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), any easement, restrictive covenant, limitation, agreement, reservation, right of way, restriction, encroachment or burden or any other right or claim of others of any kind whatever affecting the Property, or the use thereof and any rights or privileges capable of becoming any of the foregoing;

(i) **"Environmental Laws"** means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any Governmental Entity including, but not limited to, those relating to noise; pollution or protection of the air, surface water, ground water, or land; solid, gaseous, or liquid waste generation, handling,

treatment, storage, disposal, or transportation; exposure to hazardous or toxic substances; or the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of lands;

U) **"Governmental Entity"** means any multinational, federal, provincial, state, regional, municipal, local, or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; any subdivision, agent, commission, board or authority of any of the foregoing; any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or any stock exchange;

(k) **"Law" or "Laws"** means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority including, for greater certainty, Environmental Laws and the term "applicable" with respect to such laws and in a context that refers to one or more persons, means such laws as are applicable to such person or its business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

(l) **"Net Smelter Returns"** has the meaning ascribed to such term in Schedule "B";

(m) **"NSR Purchase Right"** has the meaning ascribed to such term in Section 4.2;

(n) **"NSR Royalty"** has the meaning ascribed to such term in Section 4.1;

(o) **"Option"** has the meaning ascribed to such term in Section 3.1;

(p) **"Option Period"** means the period commencing on the Effective Date and ending on the day immediately following the day on which the last Payment required pursuant to Sections 3.2(a) and 3.2(b) is made;

(q) **"Receiving Party"** has the meaning ascribed to such term in Section 9.1;

(r) **"Representatives"** means, collectively, with respect to a party and as applicable, the officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors) of that party and its affiliates;

(s) **"Work Program"** means a work program in respect of the Property during the Option Period including, but not limited to Eligible Work, trenching, channel sampling, lines, surveys and drilling; and

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(t) **"Working Right"** has the meaning ascribed to such term in Section 3.1.

1.2 For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(b) the word "including", when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(c) any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(d) any reference to "party" or "parties" means the Optionor, the Optionee, or either of them, as the context requires;

(e) the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;

(f) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa; and

(g) all references to currency refer to Canadian dollars.

1.3 The following are the Schedules to this Agreement, and are incorporated into this Agreement by reference:

Schedule "A":	The Property
Schedule "B":	NSR Royalty Terms

Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

2. REPRESENTATIONS AND WARRANTIES

2.1 The Optionor represents and warrants to the Optionee that, as of the date of this Agreement:

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(a) the consummation of this Agreement will not conflict with nor result in any breach of any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which the Optionor are a party or by which it is bound or to which they may be subject;

(b) neither the execution and delivery of this Agreement nor any of the agreements referred to or contemplated in this Agreement, nor the consummation of the transactions contemplated in this Agreement conflict with, result in the breach of or accelerate the performance required under any agreement to which the Optionor are a party;

(c) to the best of its knowledge, information and belief, the execution and delivery of this Agreement, and the performance of its obligations in this Agreement, will not violate or result in the breach of the Laws of any jurisdiction applicable to the Optionor;

(d) the Optionor is the recorded and beneficial owner of the right, title and interest in and to the Property and each claim comprising the Property is a valid and subsisting mineral claim in good standing and is properly and accurately described in Schedule "A" attached hereto;

(e) the Optionor have the exclusive right, power and authority to grant the Option to the Optionee and to dispose of all its interest in the Property and no person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor and, other than the NSR Royalty, no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any mineral products removed from the Property;

(f) there are no complaints, administrative proceedings or litigation, existing, or, to the best of the Optionor' knowledge, information and belief, pending or threatened, with respect to the validity of the claims comprising the Property and, to the best of its knowledge, the Property is free and clear of and from all Encumbrances;

(g) the Optionor hold all surface rights, permits, licenses, consents and authorities issued by any government or governmental authority, which are necessary in connection with the ownership and exploration of the Property;

(h) the claims comprising the Property have been properly staked, located and recorded pursuant to applicable Laws and regulations;

(i) the Property does not contain any hazardous or toxic material, pollution or other adverse environmental conditions that may give rise to any environmental liability under any applicable Environmental Laws, regulations, rules or by-laws, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related to the Property, and it has not received any

notice of the same and it is not aware of any basis on which any such order or direction could be made; and

U) there are no actual or pending proceedings for, and it is unaware of any basis for, the institution of any proceedings leading to the placing of it in bankruptcy or subject to any other Laws governing the affairs of insolvent parties.

(k) the Optionor have full power and authority and have taken all necessary personal and/or corporate action to enter into this Agreement and to perform all of the Optionor' obligations under this Agreement. The Optionor and any shareholders, directors and/or board of directors of CJP have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement.

2.2 The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more representations or warranties may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2.1 will survive the execution and delivery of this Agreement.

2.3 The Optionee represents and warrants to the Optionor that:

(a) the Optionee is a valid and subsisting corporation duly incorporated, continued or amalgamated and in good standing Canada Business Corporations Act;

(b) the Optionee has been duly authorized to enter into, and to carry out its obligations under, this Agreement;

(c) the Optionee has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;

(d) the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which the Optionee is a party or by which the Optionee is bound or to which the Optionee may be subject;

2.4 The representations and warranties contained in Section 2.3 are provided for the exclusive benefit of the Optionor, and a breach of any one or more representations or warranties may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the

representations and warranties contained in Section 2.3 will survive the execution and delivery of this Agreement.

3. **WORKING RIGHT AND OPTION**

3.1 The Optionor hereby grant to the Optionee the sole and exclusive option (the **"Option"**) exercisable by the Optionee to acquire an undivided 100% interest in and to the Property during the Option Period and herby grants to the Optionee the right to enter upon and conduct operations on the Property, including to conduct work under any Work Program as may be determined by the Optionee in its sole discretion, during the Option Period (the **"Working Right")**. The Option shall be exercisable by the Optionee upon the Optionee making the Payments set out in Sections 3.2 and Section 3.3, as applicable.

3.2 In order to exercise the Option, the Optionee shall:

(a) make cash and ACRL stock payments (the **"Payments"**) in the aggregate amount of $I00,000 and 200,000 shares of restricted Atacama common stock to, or to the direction of, the Optionor, as follows:

(i) $I0,000 and 20,000 ACRL shares within IO days following the Effective Date;

(ii) $10,000 and 20,000 ACRL shares within 10 days of the first anniversary of the Effective Date;

(iii) $10,000 and 20,000 ACRL shares within 10 days of the second anniversary of the Effective Date;

(iv) $30,000 and 60,000 ACRL shares within 10 days of the third anniversary of the Effective Date;

(v) $40,000 and 80,000 ACRL shares within 10 days of the fourth anniversary of the Effective Date;

(b) Complete Eligible Work on the Property as follows:

(i) By the first anniversary of the Effective Date the Optionee shall have completed at least $10,000.00 of Eligible Work on the Option Claims;

(ii) By the second anniversary of the Effective Date the Optionee shall have completed at least $10,000.00 of Eligible Work;

(iii) By the third anniversary of the Effective Date the Optionee shall have completed at least $20,000.00 of Eligible Work;

(iv) By the fourth anniversary of the Effective Date the Optionee shall have completed at least $40,000.00 of Eligible Work.

(v) The work shall include a modern IP survey and model/resource calculation.

3.3 Failure by the Optionee to make the Payments set out in Section 3.2(a) and the Eligible Work requirements set out in Section 3.2(b) in the time contemplated thereby (subject to any agreed extensions between the parties), will result in the termination of the Option, with no right, interest or title in and to the Property having been earned by the Optionee.

3.4 The Optionor and the Optionee acknowledge and agree that upon the Optionee having made all of the Payments set out in Section 3.2(a) and the Eligible Work requirements set out in 3.2(6) in the time contemplated thereby and provided the Optionee is not otherwise in default of this Agreement, the Optionee, without any further payment or action, shall be deemed to have earned a 100% interest in and to the Property, subject to the NSR Royalty. Each of the Payments set out in Sections 3.2(a)and Eligible Work requirements in 3.2(b) are required to be made in order for the Option to be exercised.

3.5 On the fifth Business Day after the Optionee has earned its 100% interest in and to the Property pursuant to Section 3.6 or such other date as the parties may agree in writing (the "**Closing Date**") the Optionor will initiate the transfers of the mineral claims comprising the Property to the Optionee and the Optionee shall forthwith thereafter accept such transfers and provide such other cooperation as is necessary.

3.6 Except as specifically provided elsewhere herein, this is an option agreement only and until the exercise of the Option, nothing herein contained and no act done hereunder shall obligate the Optionee to do any further act or acts and in no event shall this Agreement or any act done be construed as an obligation of the Optionee to do or perform any work on or with respect to the Property.

4. **NSR ROYALTY**

The Optionor have reserved to themselves from the grant of rights to the Optionee hereunder a royalty interest in all minerals within, upon or under the Property, calculated at the rate of 2% of Net Smelter Returns (the "**NSR Royalty**"). The Optionee acknowledges and agrees that to the extent described in Schedule "B", the Property is subject to the NSR Royalty. In addition, the NSR Royalty will extend to any claims located in within a 3 kilometer radius of the Property which are staked by the Optionee prior to the Effective Date.

4.1 The Optionee shall have the right (the "**NSR Purchase Right**") to purchase, at any time, the NSR Royalty for a purchase price of $1,000,000 per percent.

5. **OPERATOR AND RIGHT OF ENTRY**

5.1 The Optionee will act as the operator during the Option Period for the purposes of conducting any Work Program.

5.2 The Optionee will have the sole and exclusive right and authority to determine, manage and carry out all exploration on the Property under a Work Program.

6. **COVENANTS OF THE OPTIONOR**

6.1 The Optionor will deliver or make available to the Optionee all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to the Property in the Optionor' possession or control, provided that:

(a) the Optionor will not make any representations and warranties with respect to such material or be liable for any errors or omissions in the material so provided;

(b) the Optionee shall not destroy, alter or amend any such materials; and

(c) the Optionee shall forthwith upon the request of the Optionor upon the termination of the Option return all such material to the Optionor.

6.2 During the Option Period, the Optionor covenant and agree with the Optionee to:

(a) provide the Optionee full and free access to the Property;

(b) not transfer any portion of the Property or permit any Encumbrances to be registered against the Property as result of its own actions including the acts or omissions of its agents, advisors, contractors, consultants and other similar representatives;

(c) co-operate as reasonably necessary with the Optionee in obtaining any surface, water or other rights on or related to the Property that the Optionee deems desirable, at the Optionee's sole cost and expense;

(d) promptly provide the Optionee with any and all notices and correspondence received by the Optionor from Governmental Entities or other persons in respect of the Property; and execute all consents, authorizations, license or permit applications as are necessary or desirable to permit the Optionee to carry out activities on or in respect of the Property; and

(e) use commercially reasonable efforts to obtain all consents, waivers and agreements that may be necessary to transfer and assign the Property to the Optionee on valid exercise of the Option.

7. **COVENANTS OF THE OPTIONEE**

7.1 During the Option Period, the Optionee covenants and agrees with the Optionor

To;

(a) do all work on the Property in a good and workmanlike manner and in accordance with sound mining and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including, without limitation, those governing safety, pollution and environmental matters;

(b) keep the Property clear and free of Encumbrances as a result of its own actions or omissions, including the acts or omissions of its agents, advisors, contractors, consultants and other similar representatives;

(c) obtain all necessary permits and licenses required in order to conducts its activities and operations on the Property;

(d) provide to all applicable Governmental Entities all required financial security in amounts and in the forms acceptable to the Governmental Entities for reclamation and closure obligations;

(e) provide the Optionor with a summary on an annual basis of all exploration work performed on the Property during the previous calendar year and further provide the Optionor with a copy of reports and data collected and further provide the Optionor with copies of any press release issued by the Optionor that discloses the results of any exploration work performed on the Property by the Optionor; and

(f) provide the Optionor on a timely basis with copies of any notices that the Optionee receives from any Governmental Entity or other person with respect to the Property or the Optionee's activities with regard to the Property.

The Optionor and the Optionee will execute and deliver such additional documentation as legal counsel for the Optionor and the Optionee, respectively, determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that the Optionor' interest in and to the Property is subject to and bound by the terms of this Agreement.

8. RIGHTS AND OBLIGATIONS AFTER TERMINATION OF OPTION

8.1 If this Agreement and the Option terminates otherwise than upon exercise of the Option, the Optionee will within 30 days of such termination:

(a) leave the Property:

(i) free and clear of all Encumbrances arising from this Agreement or the Optionee's operations hereunder, and

(ii) in a safe and orderly condition and m material compliance with all applicable Laws;

(b) complete all remediation activities in respect of the Property required by applicable Law in respect of the Optionee's acts or omissions on the Property;

(c) cooperate with the Optionor in removing from title to the Property any registrations made pursuant to the last paragraph of Section 7.1;

(d) provide the Optionor with a summary of all exploration work performed on the Property and file any necessary documentation in connection to completed Eligible Work;

(e) on the request of the Optionor, remove from the all equipment, assets and facilities erected, installed or brought upon the Property by or at the instance of the Optionee.

8.2 From and after the termination of this Agreement pursuant to Section 8.1, the Optionee shall have no further right, title or interest in or to the Property and no further obligations in respect of the Property, other than the obligations set forth in Section 8.1, Section 9, and Section 11.

9. CONFIDENTIAL INFORMATION

9.1 Except as provided in this Section 9, a party (the "**Receiving Party**") shall not, without the prior written consent of the other party (the "**Disclosing Party**"), which consent shall not unreasonably be withheld, disclose to any third party or the public any confidential, non-public or proprietary information or data (other than information or data that is in or becomes part of the public domain other than through breach of the confidential obligations of this agreement or which the Receiving Party can prove by contemporaneous written documentation was known by it at the time of disclosure (unless such knowledge arose from disclosure of information in breach of the obligation of confidentiality of this Section 9.1) provided to the Receiving Party under the terms of this Agreement.

9.2 The consent required by Section 9.1 does not apply to a disclosure:

(a) by the Receiving Party to a potential successor of all or any significant portion of its interests under this Agreement;

(b) to an Affiliate or representative (including employees, consultants, accountants, auditors and financial and legal advisers) of the Receiving Party that has a bona fide need to be informed in connection with the matters which are the subject of this Agreement (but subject to the obligations of confidentiality herein);

(c) to a governmental agency or to the public which the Receiving Party or its Affiliates believe in good faith is required by applicable Law or the rules of any stock exchange;

(d) made in connection with litigation or arbitration involving a party where such disclosure is required by the applicable tribunal or is, on the advice of counsel for such party, necessary for the prosecution of the case, but subject to prior notification to the other party to enable such party to seek appropriate protective orders.

9.3 Prior to any disclosure described in Subsections 9.2(a) or 9.2(b) such third party shall first agree to protect the confidential information from further disclosure to the same extent as the parties are obligated under this Section 9.

9.4 The Optionee's parent company, Atacama Resources International, Inc., is a publicly traded entity and as such the Optionor agree to not trade in any stock of Atacama as a result any information received from the Optionee in connection to a Work Program or any results

of exploration activities on the Property until (i) said information is made publicly available, and/or (ii) consent is received from Atacama.

9.5

10. DEFAULT AND TERMINATION

10.1 This Agreement will terminate upon the earlier of:

(a) events described in Section 3.3;

(b) notice in writing of termination from the Optionee to the Optionor up to the date of exercise of the Option; and

(c) the last day of the Option Period, in the event the Optionee shall not have exercised the Option on or before such date,

and in the event of such termination, this Agreement will, except for the provisions of Section 8, Section 10, and Section 12, be of no further force and effect.

10.2 Subject to Section 11.3 if at any time during the Option Period a party is in default of any requirement of this Agreement or is in breach of any provision contained in this Agreement, then the party affected by the default may terminate this Agreement by giving written notice of termination.

10.3 Notwithstanding Section 11.2, the Optionor may not terminate the Agreement by reason of the Optionee failing to make the Payments set forth in Section 3.2 within the time periods prescribed therein, unless:

(a) the Optionor have provided written notice to the Optionee specifying the failure to make a Payment; and

(b) the Optionee has not, within 30 days following delivery of such written notice, made the Payment required.

11. INDEMNITY

11.1 The Optionor covenant and agree with the Optionee (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionee against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionee (including any damages related to a breach of Environmental Laws by the Optionor), directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Optionor herein being untrue or arising out of work done by the Optionor on or with respect to the Property.

11.2 The Optionee covenants and agrees with the Optionor (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionor against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionor (including any damages related to a breach of Environmental Laws by the Optionee) directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Optionee herein being untrue or arising out of work done by the Optionee or its Representations on or with respect to the Property.

12. GOVERNING LAW AND JURISDICTION

This Agreement is construed and in all respects governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

13. NOTICES

13.1 All notices, payments and other required communications and deliveries to the parties hereto will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

the Optionee at:

Glenn Grant
glennbgrant85@gmail.com

the Optionor at:

Fred Kiernicki
fredkiernicki@gmail.com

Notices must be delivered, sent by e-mail or mailed by pre-paid post and addressed to the party to which notice is to be given. If notice is sent by e-mail or is delivered, it will be deemed to have been given and received at the time of transmission or delivery. If notice is mailed, then it will be deemed to have been received seven Business Days following the date of the mailing of the notice.

If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by facsimile or will be delivered.

13.2 Any party hereto may at any time and from time to time notify the other party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

14. ASSIGNMENT

The Optionor may not sell, transfer or otherwise assign their rights and obligations with respect to the Option to any other party without the prior express written consent of the Optionee, acting reasonably. The Optionee may sell, transfer or assign its rights and obligations with respect to the Option to a third party without the consent of the Optionor, provided that the Optionee is not in default under the terms of this Agreement at the time of such sale, transfer or assignment.

15. FORCE MAJEURE

15.1 If either party is at any time during the Option Period prevented or delayed in complying with any of the provisions of this Agreement (the **"Affected Party"**) by reason of strikes, lockouts, labour, power or fuel shortages, fires, wars, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the reasonable control of the Affected Party (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay. Nothing in this Section 15.1 15.1 or this Agreement will relieve either Party from its obligation to maintain the claims comprising the Property in good standing and to comply with all applicable laws and regulations including, without limitation, those governing safety, pollution and environmental matters.

15.2 The Affected Party will give notice to the other party of each event of force majeure under Section 15.1 within seven days of such event commencing and upon cessation of such event will furnish the other party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

16. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the Optionor and the Optionee and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the parties with respect to the subject matter of this Agreement.

17. CONSENT OR WAIVER

No consent or waiver, express or implied, by either party hereto in respect of any breach or default by the other party in the performance by such other party of its obligations under this Agreement will be deemed or construed to be a consent to or a waiver or any other breach or default.

18. FURTHER ASSURANCES

The parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties hereto in and to the Property.

19. SEVERABILITY

If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, then such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

20. ENUREMENT

This Agreement enures to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

21. AMENDMENTS

This Agreement may only be amended in writing with the mutual consent of all parties.

22. TIME

Time is of the essence of this Agreement.

23. INDEPENDENT LEGAL ADVICE

All parties acknowledge either having received independent legal advice in connection to the Agreement or been afforded the opportunity to do so.

24. COUNTERPARTS

This Agreement may be executed in any number of counterparts and delivered by facsimile or any other form of electronic transmission with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and constitute one and the same agreement.

25. ABANDONMENT

If the Optionee wishes to allow any portion of the Properties to lapse or otherwise be abandoned after execution of this agreement, notice of such intent will be given in writing to the Optionor. The Optionor may request within 30 days of receipt of such notice that the Optionee return all or a portion of such Properties to the Optionor with sufficient assessment credits to maintain the property in good standing for the period of six months from the notice date. If no notice is given, the Optionor is deemed to be granted permission to apply to the government to have the claims transferred into the name of the Optionor.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

For Atacama Resources Inc.

____
Glenn Grant

For FRED KIERNICKI

____
Fred Kiernicki

SCHEDULE "A"

to the Option Agreement among

ATACAMA RESOURCES INTERNATIONAL INC. and FRED KIERNICKI

THE PROPERTY

Heighington Claim Block 1

Tower Project

Location:

- Heighington Twp., 1 km. off Detour Lake Mine Hwy., year round access

Tower Project:

534 ACRES

- 12 cell claims (216 hectors) with room to expand on strike in both directions
- Documented pegmatite dyke by Ministry of Mines
- No past exploration
- 2 grab samples taken summer of 2022 by Gov't. geologist. Anomalous Lithium and Rare Earth Metals

Sample 22-PC-08	Sample-PC-09
1104 ppm Ba	504 ppm Ba
158 ppm Ce	110 ppm Ce
96 ppm La	47 ppm La
23 ppm Li	11.69 ppm Li

Note - above grab samples were taken from large outcrop boulders on edge of AREA of INTEREST.

- Pegmatite Dyke in photo has been channel sampled but not assayed yet. This dyke straddles the area of interest.
- A 4 meter channel sample has been cut on part of the AREA of INTEREST by Kiernicki. Sample has not been assayed yet.
- Satellite photo indicates outcrop in white with sample locations 22-PC-08 and -09. Also the Detour Lake Mine hwy. in the bottom right corner.
- Claim map indicates Kiernicki numbered claim blocks. The Heighington block (Tower Project) is number 1.

Fred Kiernicki

Prospector

Ministry of Mines (MINES)

MLAS Map Viewer

MLAS Map

Notes:


42H07A105 42H07A106 42H07A107 42H07A108 42H07A109 42H07A110 42H07A111 42H07A112 42H07A113
42H07A125 42H07A126 42H07A127 42H07A128 42H07A129 42H07A130 42H07A131 42H07A132 42H07A133
42H07A145 42H07A146 42H07A147 42H07A150 42H07A151 42H07A152 42H07A153
Claim Block
42H07A165 42H07A166 42H07A167 42H07A168 42H07A169 42H07A170 42H07A171 42H07A172 42H07A173
42H07A185 42H07A186 42H07A187 42H07A188 42H07A189 42H07A190 42H07A191 42H07A192
42H07A205 42H07A206 42H07A207 42H07A208 42H07A209 42H07A210 42H07A211 42H07A212 42H07A213
42H07A225 42H07A226 42H07A227 42H07A228 42H07A229 42H07A230 42H07A231 42H07A232 42H07A233
42H07A245 42H07A246 42H07A247 42H07A248 42H07A249 42H07A250 42H07A251 42H07A252 42H07A253
42H07A265 42H07A266 42H07A267 42H07A268 42H07A269 42H07A270 42H07A271 42H07A272 42H07A273
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UTM Grid 1K
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Provincial Grid 250K
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Order-in-Council

0 1.20 km

Projection: Web Mercator

…ining claims should consult with the Provincial Mining Recorders' Office of the …or additional information on the status of the lands shown hereon. This map is …al, survey, or land title determination purposes as the information shown on … various sources. Completeness and accuracy are not guaranteed. Additional …btained through the local Land Titles or Registry Office, or the Ministry of …restry. The information shown is derived from digital data available in the …s' Office at the time of downloading from the Ministry of Mines (MINES) web

Imagery Copyright Notices: Ministry of Natural Resources and Forestry (MNRF); NASA Landsat Program; First Base Solutions Inc.; Aéro-Photo (1961) Inc.; DigitalGlobe Inc.; U.S. Geological Survey.) web site.

File 6339

Pegmatite Dikes in the Case Batholith

The Case batholith area was visited to follow up on an OGS airborne magnetic and radiometric survey flown in 2015 (Ontario Geological Survey 2016) that identified anomalous geophysical features which might be associated with geological anomalies, including pegmatite dikes, a source of lithium and REEs.

LOCATION AND ACCESS

Timmins District RGP staff conducted field work in 2017 to search for mineralized pegmatites in the Case batholith area, to the north and east of Cochrane. Inglis, Sangster, Heighington, Case and Challies townships are easily accessible by a series of provincial and logging roads (Figure 6). The easternmost part of this area, comprising Case, Challies and Steele townships, is easily accessible via Highway 652 and the Translimit Road for approximately 65 km. Sangster and Heighington townships are accessible via Highway 652, and Inglis Township is accessible via logging roads from Cochrane.

PREVIOUS WORK

Bennett, Brown and George (1966a, 1966b) and Bennett et al. (1967) mapped the geology of the area and identified numerous granitic pegmatite outcrops. The area is prospective for pegmatites given that it includes the Case pegmatite, located in Steele township, which was discovered by S.B. Lumbers during OGS mapping in 1959 (Lumbers 1962; MDI32E04SW00016: Ontario Geological Survey 2017). The Case pegmatite is hosted in the Case batholith and is described by Lumbers (1962) as a pink, massive, coarse-grained leucogranite to leucocratic quartz monzonite. Pegmatites were noted to occur as dikes and irregular patches in granodiorite and quartz monzonite. Breaks, Selway and Tindle (2002, 2006) studied the Case pegmatite, and indicated it grades from beryl-type to a complex spodumene-type pegmatite. The Case pegmatite is currently being explored for lithium (Power Metals Corp., press release, January 22, 2018). Other pegmatites have been identified in Heighington and Sangster townships, among others (van Hees et al. 2017).


INGLIS
SANGSTER
HEIGHINGTON
CHALLIES
CASE
COCHRANE
Case Pegmatite
STEELE
Legend
2017 Sample Location
Roads
Primary
Secondary
Tertiary
Simplified Geology
Granitoid
Sedimentary
Volcanic (Greenstone)
5480000
5460000
5440000
500000
520000
540000
560000
580000
600000

Figure 6. Location of samples collected in 2017 in Steele, Case, Heighington, and Inglis townships. Granitoid rocks in the centre of the map area form the Case batholith. Geology *modified from* Ontario Geological Survey (2011).

23mm. = 20,000m.
1mm = 870m.

39

An airborne magnetic and radiometric survey was flown over the Smooth Rock Falls area (Ontario Geological Survey 2016), allowing for the selection of numerous radiometric "highs" for follow-up work. Radiometric "highs" were chosen as targets for field work because they are likely to indicate areas of exposed felsic intrusive rocks.

GEOLOGY

Bennett et al. (1967) described the felsic intrusions in the region:

> The rocks mapped as felsic intrusions display a wide range in composition and texture and no attempt was made towards a detailed subdivision due to the scale of mapping. The rocks range from granite to quartz monzonite to granodiorite with textures varying from fine-grained to pegmatitic, massive to foliated with schlieren or fragments of gneissic material. Graphic granite is very common in the area. The felsic rocks occur as batholithic intrusions and related satellite stocks, as lit-par-lit injection layers in the gneiss complex, and as dikes and stringers in the gneisses, metasediments and metavolcanics. Ptygmatically folded granitic stringers are common in the area and appear to be older than the fresh granitic dikes and stringers.

Follow up work by RGP staff in 2017 on radiometric "highs" identified pegmatite outcrops in Inglis (Photo 1), Sangster, Heighington (Photo 2), Case, and Challies townships. Ten samples were collected from these pegmatite outcrops and surrounding coarse-grained intrusive rocks, including 1 sample from the Case pegmatite for comparison (*see* Figure 6). The highest lithium content in these samples, Case pegmatite excluded, is 29 ppm Li from a sample collected in Inglis Township. The highest total REE content recorded was 115 ppm REE from a second sample collected in Inglis Township (Resident Geologist's Files, Timmins District, Timmins).



Photo 1. Pegmatite outcrop in Inglis Township. Two samples were collected within 100 m of outcrop in photo.

SCHEDULE "B"

to the Option Agreement between

ATACAMA RESOURCES INTERNATIONAL LIMITED and FRED KIERNICKI

ROYALTY AGREEMENT

The property shall be subject to the NSR Royalty, being 2% of Net Smelter Returns, payable quarterly to the Optionor.

1. In the Agreement, **"Net Smelter Returns"** means the net amount of money received by the Optionee for its own account from the sale of ore, or ore concentrates or other products from the Property to a smelter or other ore buyer, including proceeds of insurance with respect to losses, after deduction of smelter and/or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser or ore or concentrates, less all umpire charges which the purchaser may be required to pay.

2. Payment of Net Smelter Returns by the Optionee to the Optionor shall be made quarterly within 60 days after the end of each fiscal quarter of the Optionee and shall be accompanied by unaudited financial statements pertaining to the operations carried out by the Optionee on the Property. Within 120 days after the end of each fiscal year of the Optionee in which Net Smelter Returns are payable to the Optionor, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to the Optionor shall be made forthwith, together with interest at the prime rate plus two percent per annum, calculated from the date when such payment should have been made. A copy of the said audit shall be delivered to the Optionor within 30 days of the end of such 120-day period.

3. Each annual audit shall be final and not subject to adjustments unless the Optionor deliver to the Optionee written exceptions in reasonable detail within 12 months after the Optionor receive the report. The Optionor, or their representative duly authorized in writing, at the Optionor' expense, shall have the right to audit the books and records of the Optionee related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of the Optionee. The audit shall be conducted by a chartered or certified public accountant of recognized standing. The Optionee shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Optionor' report shall be delivered to the Optionee upon completion, and any discrepancy between the amount actually paid by the Optionee and the amount which should have been paid according to the Optionor' report shall be paid forthwith, one party to the other. In the event that the said discrepancy is to the detriment of the Optionor and exceeds 5% of the amount actually paid by the Optionee, then the Optionee shall pay the entire cost of the audit.

4. No error in accounting or in interpretation of the Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive

damages or for termination or rescission of the Agreement or the estate and rights acquired and held by the Optionee under the terms of the Agreement.

5. The Optionee shall have the right to purchase, at any time, the NSR Royalty for a purchase price of $2,000,000.